UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2026

GEOSPACE TECHNOLOGIES CORPORATION
(Exact name of Registrant as Specified in Its Charter)

Texas	001-13601	76-0447780
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7007 Pinemont, Houston, Texas		77040
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (713) 986-4444

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	GEOS	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05. Costs Associated with Exit or Disposal Activities

Geospace Technologies Corporation (the "Company") executive management has been evaluating opportunities to operate more efficiently and profitably by optimizing the Company's cost structure. At the end of the second quarter of fiscal year 2026, the Company’s executive management implemented an organizational change plan, which included a Voluntary Early Retirement plan available to eligible qualifying employees as well as a Reduction in Force. This organizational change plan will result in approximately 20% reduction in the global workforce, and together with cost-containment measures are expected to produce approximately $10 million of annualized cash savings.

In connection with the workforce reduction, the Company expects to incur $0.6 million of termination costs in its second fiscal quarter and incur $0.7 million of costs in its third fiscal quarter ending June 30, 2026.  These charges primarily relate to employee transition, severance payments, and employee benefits

Item 9.01. Financial Statements and Exhibits

Exhibit 104 Cover Page Interactive Data (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEOSPACE TECHNOLOGIES CORPORATION

Date: April 6, 2026
	By:	/s/ Robert L. Curda
Robert L. Curda
Executive Vice President, Chief Financial Officer & Secretary